Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the INC Research Holdings, Inc. 2016 Employee Stock Purchase Plan and the INC Research Holdings, Inc. 2014 Equity Incentive Plan of our reports dated February 24, 2016, with respect to the consolidated financial statements of INC Research Holdings, Inc. and the effectiveness of internal control over financial reporting of INC Research Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

June 21, 2016